EXHIBIT 99.1

Contacts:

Mike Staiger

Executive Vice President and

Chief Financial Officer

Copper Mountain Networks, Inc.

858.410.7110

IR@coppermountain.com

Copper Mountain Networks Reaches Agreement With Trustee of NorthPoint Communications, Inc. To Resolve Claim

Company Reaffirms Q1 2003 Cash Burn Guidance

PALO ALTO, Calif., March 6, 2003—Copper Mountain Networks, Inc. (Nasdaq: CMTN), a leading provider of intelligent broadband access solutions, today announced that it has reached an agreement with E. Lynn Schoenmann, Chapter 7 Trustee of NorthPoint Communications, Inc., to settle a preference claim brought by NorthPoint.

The terms of the settlement include a payment of $900,000 which Copper Mountain expects to make to the Trustee later this month.Taking into account this payment, Copper Mountain reaffirmed the $6 million to $8 million cash burn guidance the Company issued for the quarter ending March 31, 2003 in its most recent investor conference call on February 5, 2003. Aside from this matter, Copper Mountain has no other preference claims pending.

In its response to the Trustee’s claim, Copper Mountain denied that any of the payments constituted preference payments under U.S. bankruptcy law and vigorously contested the claim. Copper Mountain agreed to settle the matter to avoid the uncertainty, distraction and expense of protracted litigation of this matter.

The terms of this settlement are subject to certain conditions, including but not limited to bankruptcy court approval. The Trustee will hold the aforementioned payment in trust pending bankruptcy court approval; if no such court approval is granted the payment will be returned to Copper Mountain.

Copper Mountain and the Trustee reached this settlement on February 27, 2003; therefore, it was not reflected in Copper Mountain’s financial press release dated February 5, 2003. In accordance with Generally Accepted Accounting Principles (GAAP), Copper Mountain will record a $900,000 charge (and the associated balance sheet entries) for the fourth quarter and year ending December 31, 2002. Copper Mountain believes that this charge is the only material impact this settlement will have on its 2002 results, which will be reported in Copper Mountain’s annual report filed on form 10-K with the Securities and Exchange Commission this week. Moreover, assuming the bankruptcy court approves the settlement, aside from the payment Copper

Mountain expects to make during the current calendar quarter the Company believes that this settlement will have no material impact on its results in 2003 or thereafter.

“We are pleased to have settled this matter on favorable terms without altering our Q1 cash burn guidance,” said Rick Gilbert, Chairman and CEO of Copper Mountain.

About Copper Mountain Networks

Copper Mountain Networks, Inc. (Nasdaq: CMTN) is a leading provider of intelligent broadband access solutions. The company offers a broad set of subscriber access and broadband services concentration equipment for ILECs, IXCs, PTTs, CLECs, IOCs, and other facilities-based carrier networks worldwide. These products enable efficient and scalable deployment of advanced voice, video, and data services while leveraging existing network infrastructures and reducing both capital and operational costs. Copper Mountain’s products have been proven in some of the world’s largest broadband network deployments. For more information, please visit the company’s World Wide Web site at http://www.coppermountain.com. For investor relations information, contact us at 858.410.7110 or IR@coppermountain.com.

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Portions of this release contain forward-looking statements regarding future events based on current expectations. These forward-looking statements and other statements, such as statements regarding the terms and conditions of the settlement described herein (the “Settlement”), the financial and accounting impact of the Settlement, the bankruptcy court’s approval of the terms of the Settlement, and other preference claims pending are subject to risks and uncertainties. Copper Mountain wishes to caution you that there are some factors that could cause actual results to differ materially from the results indicated by such statements. These factors include, but are not limited to: whether or not the bankruptcy court enters an order approving the Settlement and such order becomes a final, non-appealable order through the passage of time. Prospective investors are cautioned not to place undue reliance on such statements. Further, Copper Mountain expressly disclaims any obligation to update or revise any forward-looking statements or other statements contained herein to reflect future events or developments after the date hereof. We refer you to the documents Copper Mountain files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2002, and other reports and filings made with the Securities and Exchange Commission.

Copper Mountain and all Copper Mountain product names are trademarks of Copper Mountain Networks, Inc. All other marks are the property of their respective owners.